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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE



JAMES CABLE PARTNERS, L.P. ANNOUNCES SENIOR DEBT FINANCING


MARCH 2, 2001 - BLOOMFIELD HILLS, MICHIGAN. JAMES CABLE PARTNERS, L.P. ("JAMES") ANNOUNCED TODAY THAT IT HAS AMENDED AND RESTATED ITS SECURED CREDIT FACILITY, WHEREBY AFFILIATES OF GOLDENTREE ASSET MANAGEMENT ("GTAM") HAVE BECOME THE NEW LENDERS. UNDER THE CURRENT FACILITY, JAMES CAN BORROW UP TO $30,000,000.

James Cable has drawn down $18,000,000 of the credit to pay accrued interest due and payable on February 15, 2001 (the "Original Payment Date") under its Indenture dated August 15, 1997 with respect to its 10 3/4% Series B Senior Notes due 2004 ($100,000,000 principal amount outstanding) (the "Notes"). Such interest will be paid to those persons who were the holders of record of the Notes on February 1, 2001 (which was the record date for the Original Payment
Date). In addition, James has repurchased $12 million (face amount) of the Notes from affiliates of GTAM, refinanced the former lenders, and paid fees and expenses in connection with the foregoing.

James may use the remaining credit available to it (presently $12 million) to continue with its rebuild and upgrade program positioning itself as a leading provider of broadband services to customers in markets that it serves. In addition, James may also use such credit to fund acquisitions.

Douglas E. Schimmel, Managing Director, Sandler Capital Management (affiliates of which own a substantial majority of the limited partnership interests of James) said, "We are excited about entering into this transaction with GTAM, which will accelerate the upgrade of James's systems to deliver an array of advanced services and to have opportunistically repurchased Notes from GTAM."

Steven A. Tananbaum, CEO of GTAM, said, "We have confidence in James' upgrade strategy and we are excited to provide them with the capital to execute their strategy."

James owns, operates and develops cable television systems serving rural communities in Oklahoma, Texas, Georgia, Louisiana, Colorado, Wyoming, Tennessee, Alabama and Florida. As of December 31, 2000, it served 69,875 basic subscribers and currently has more than 4,000 high-speed Internet customers, and nearly 4,000 dial-up Internet customers.

For additional information, contact Daniel Shoemaker, Chief Financial Officer --
(248) 647-1080.

This document contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The words "could result," "expects" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in customer demand, intensity of competition, difficulty in integrating new businesses and operations, the Company's level of indebtedness and potential difficulties in



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obtaining acceptable sources of financing, timing and acceptance of new product introductions, and general economic and industry conditions. These risks are discussed in greater detail in the Company's Prospectus dated January 1, 2000. The Company assumes no obligation to update the information contained in this press release.

           James Cable Partners, L.P., 38710 Woodward Avenue, Ste. 180
                 Bloomfield Hills, Michigan 48304 (248) 647-1080